PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 31 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 25, 2001                                        Dated May 22, 2001
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2004

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2004) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:             JPY 16,000,000,000

Maturity Date:                June 4, 2004

Settlement Date
  (Original Issue Date):      June 4, 2001

Interest Accrual Date:        June 4, 2001

Issue Price:                  100%

Commissions:                  0.20%

Specified Currency:           Japanese Yen ("JPY")

Redemption Percentage
  at Maturity:                100%

Base Rate:                    LIBOR

Spread (Plus or Minus):       Plus 0.20% per annum

Spread Multiplier:            N/A

Index Currency:               JPY

Index Maturity:               3 months

Maximum Interest Rate:        N/A

Minimum Interest Rate:        N/A

Initial Interest Rate:        To be determined on the second
                              London banking day prior to the
                              Original Issue Date

Initial Redemption Date:      N/A

Initial Redemption
  Percentage:                 N/A

Annual Redemption
  Percentage Reduction:       N/A

Other Provisions:             None

Optional Repayment
  Date(s):                    N/A

Interest Payment Dates:       Each March 4, June 4, September 4
                              and December 4, commencing
                              September 4, 2001; provided that if
                              any such day (other than the
                              maturity date) is not a business day,
                              that interest payment date will be
                              the next succeeding day that is a
                              business day, unless that succeeding
                              business day would fall in the next
                              calendar month, in which case such
                              interest payment date will be the
                              immediately preceding business day.

Interest Payment Period:      Quarterly

Initial Interest Reset Date:  September 4, 2001

Interest Determination
  Date:                       The second London banking day
                              prior to each interest reset date

Interest Reset Dates:         Each interest payment date

Interest Reset Periods:       Quarterly

Reporting Service:            Telerate Page 3750

Business Day:                 Tokyo, London and New York

Calculation Agent:            The Chase Manhattan Bank (London
                              Branch)

Agent:                        Morgan Stanley & Co. International
                              Limited

Denominations:                JPY 1,000,000

Common Code:                  013023026

ISIN:                         XS0130230260

                              (continued on next page)


Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.

                           MORGAN STANLEY DEAN WITTER

COMMERZBANK SECURITIES                                              DANSKE BANK

Plan of Distribution:

     On May 22, 2001, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Euro Floating Rate Senior Bearer Notes set forth opposite their respective names below at a net price of 99.80%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of .20% of the principal amount of these Euro Floating Rate Senior Bearer Notes.

                                                    Principal Amount of Euro
                  Name                             Floating Rate Senior Bearer
                  ----                             ---------------------------
Morgan Stanley & Co. International Limited......       JPY 14,800,000,000
Commerzbank Aktiengesellschaft..................              600,000,000
Danske Bank A/S.................................              600,000,000
                                                           --------------
     Total......................................       JPY 16,000,000,000
                                                           ==============


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